EXHIBIT 99.1

F O R   I M M E D I A T E   R E L E A S E

April 21, 2005
26220 Enterprise Court Lake Forest, California 92630 Tel 949.639.2000 Fax 949.587.1850	For Further Information, Contact: Lawrence M. Higby Amin I. Khalifa Chief Executive Officer or Chief Financial Officer 949.639.4960 949.639.4990

APRIA HEALTHCARE ANNOUNCES
2005 FIRST QUARTER FINANCIAL RESULTS

        LAKE FOREST, CA…April 21, 2005… Apria Healthcare Group Inc. (NYSE:AHG), the nation’s leading home healthcare company, today announced its financial results for the quarter ended March 31, 2005. Revenues were $371.9 million in the first quarter of 2005, a 6% increase over revenues of $350.9 million for the first quarter in 2004. Net income for the first quarter of 2005 was $25.2 million or $.51 per share (diluted), compared to $27.8 million or $.55 per share for the same period last year.

        The comparison of revenues between the first quarters of 2005 and 2004 was impacted by the Medicare reductions that went into effect January 1, 2005 and the Company’s decision not to renew its contract with Gentiva CareCentrix, Inc., the effect of which began during the first quarter of 2004. Excluding the effects of these issues, revenue growth was in excess of 10%. The Medicare reductions and the contract exit also negatively impacted net income, but these effects were partially offset by a lower effective tax rate.

        Earnings before interest, taxes, depreciation and amortization (EBITDA) was $75.7 million for the first quarter of 2005 compared to $85.9 million for the first quarter of 2004. EBITDA is presented as a supplemental performance measure and is not meant to be considered as an alternative to net income or cash flows from operating activities or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies. A table reconciling EBITDA to net income is presented at the bottom of the condensed consolidated statements of income included in this release.

        Sales, distribution and administrative expenses were 55.3% of net revenues in the first quarter of 2005, compared to 53.4% for the first quarter last year. The increase in the percentage is primarily attributable to the lower revenue base resulting from the Medicare reimbursement reductions; a first quarter severance expense of $1.4 million resulting from the departure of two executives and a reduction in force in our corporate headquarters; and higher fuel costs and outsourced collection fees.

        During the first quarter, Apria closed seven acquisitions for total consideration of $28.1 million. Days sales outstanding (DSO) were 57 days at March 31, 2005, up from 53 days reported at the same date last year, due to higher co-pay amounts and delays caused by the Medicare reimbursement changes.

        The lower effective income tax rate noted above resulted from a decrease in the valuation allowance, which was due to the fact that state net operating loss carryforwards, previously expected to expire, became realizable as a result of a change in estimate of expected future earnings. Currently, the projected tax rate for the year is slightly less than 37%.

        “We are very pleased by the strong sales growth in the first quarter despite the Medicare reductions,” said Lawrence M. Higby, Apria’s Chief Executive Officer. “We are also encouraged by positive trends in our revenue metrics, such as patient census and starts.”

2005 Outlook

        In March 2005, The Centers for Medicare and Medicaid Services (“CMS”) posted the 2005 oxygen fee schedules that had been delayed pending completion of a report prepared by the Office of Inspector General (“OIG”). The fee schedules were effective on April 8, 2005; no retroactive adjustment is being made to first quarter claims paid under the 2004 fee schedule.

        “We were very pleased with the cooperative effort demonstrated between industry leaders, CMS and the OIG,” said Higby. “The open communication and exchange of information resulted in an oxygen reimbursement level that more fairly considers all aspects of the service being provided.”

        Management now estimates that the EBITDA impact of the Medicare reimbursement reductions and related product pricing changes to be approximately $45 million for 2005. Reflecting this reduction, revenue growth for the year is estimated to be in the 5% to 6% range. Earnings per share for 2005 are estimated in the $1.90 to $1.95 range. Although it is too early to provide specific forecasts for 2006, financial performance is expected to return back to historical trends for both sales and earnings.

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        Apria provides home respiratory therapy, home infusion therapy and home medical equipment through more than 475 branches serving patients in 50 states. With over $1.4 billion in annual revenues, it is the nation’s leading homecare company.

        This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.

(Financial tables attached)

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(dollars in thousands)	2005	2004

ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$27,634	$39,399
Accounts receivable, net of allowance for doubtful accounts	234,377	219,364
Inventories, net	40,702	40,295
Other current assets	48,937	49,252

TOTAL CURRENT ASSETS	351,650	348,310

PATIENT SERVICE EQUIPMENT, NET	230,458	224,801
PROPERTY, EQUIPMENT & IMPROVEMENTS, NET	49,207	51,012
OTHER ASSETS, NET	510,484	483,541

TOTAL ASSETS	$1,141,799	$1,107,664

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$174,135	$173,435
Current portion of long-term debt	2,864	4,901

TOTAL CURRENT LIABILITIES	176,999	178,336

LONG-TERM DEBT, net of current portion	475,535	475,957
OTHER NON-CURRENT LIABILITIES	46,035	47,187

TOTAL LIABILITIES	698,569	701,480
STOCKHOLDERS’ EQUITY	443,230	406,184

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	1,141,799	1,107,664

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended March 31,

(dollars in thousands, except per share data)	2005	2004

Respiratory therapy	$257,488	$242,386
Infusion therapy	61,703	58,688
Home medical equipment/other	52,671	49,807

NET REVENUES	371,862	350,881
GROSS PROFIT	262,625	251,960
Provision for doubtful accounts	14,668	13,469
Selling, distribution and administrative expenses	205,569	187,340
Amortization of intangible assets	1,620	1,276

OPERATING INCOME	40,768	49,875
Interest expense, net	4,767	4,955

INCOME BEFORE TAXES	36,001	44,920
Income tax expense	10,831	17,073

NET INCOME	$25,170	$27,847

Income per common share – assuming dilution	$0.51	$0.55

Weighted average number of common shares outstanding	49,785	50,841
Reconciliation – EBITDA:
Reported net income	$25,170	$27,847
Add back: Interest expense, net	4,767	4,955
Add back: Income tax expense	10,831	17,073
Add back: Depreciation	33,331	34,748
Add back: Amortization of intangible assets	1,620	1,276

EBITDA	$75,719	$85,899

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,

(dollars in thousands)	2005	2004

OPERATING ACTIVITIES
Net income	$25,170	$27,847
Items included in net income not requiring cash:
Provision for doubtful accounts	14,668	13,469
Depreciation and amortization	34,951	36,024
Deferred income taxes and other	(4,215)	7,602
Changes in operating assets and liabilities, exclusive of effects of acquisitions	(19,000)	(19,197)

NET CASH PROVIDED BY OPERATING ACTIVITIES	51,574	65,745
INVESTING ACTIVITIES
Purchases of patient service equipment and property,
equipment and improvements, exclusive of effects of acquisitions	(34,237)	(32,405)
Proceeds from disposition of assets	121	39
Cash paid for acquisitions, including payments of deferred consideration	(28,962)	(34,601)

NET CASH USED IN INVESTING ACTIVITIES	(63,078)	(66,967)
FINANCING ACTIVITIES
Net payments on debt	(2,459)	(8,862)
Capitalized debt issuance costs	(15)	(37)
Outstanding checks included in accounts payable	(7,062)	(4,916)
Issuance of common stock	9,275	9,781
Repurchases of common stock	-	(50,000)

NET CASH USED IN FINANCING ACTIVITIES	(261)	(54,034)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(11,765)	(55,256)
Cash and cash equivalents at beginning of year	39,399	160,553

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$27,634	$105,297

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